Exhibit 99.1

Myomo Reports Fourth Quarter and Full Year 2025 Financial and Operating Results

Fourth quarter revenue of $11.4 million, full year revenue of $40.9 million

42% of fourth quarter revenue from recurring patient sources

Record 241 authorizations and orders in the quarter

Introduces 2026 revenue guidance of $43 million to $46 million as Company emphasizes recurring sources of revenue

Conference call begins today at 4:30pm Eastern time

BURLINGTON, Mass. (March 9, 2026) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three months and year ended December 31, 2025.

“We delivered 2025 revenue at the midpoint of our updated guidance range with record fourth quarter revenues from the U.S. orthotics and prosthetics ("O&P") and International sales channels. We also achieved our strongest quarter of the year for MyoPro authorizations and orders," said Paul Gudonis, Myomo's Chairman and Chief Executive Officer. "We look forward to improved results from our 2026 marketing initiatives as we place greater emphasis on referrals and other recurring patient sources with a lower customer acquisition cost."

Recent Operational and Strategic Highlights:

•
MyoPro Orders, Insurance Authorizations and Pipeline: The 241 MyoPro orders in the fourth quarter represented the strongest quarter of the year, while revenue velocity continued to increase as intra-quarter orders represented 62% of revenue units, up from 57% of revenue units in the third quarter. In the fourth quarter, 676 new candidates were added to the patient pipeline, up 3%, from Q4 2024.
•
Recurring Patient Sources: The Company's strategy to grow revenues from recurring sources — U.S. and International O&P providers and referrals from its MyoConnect program — is gaining traction, with two successive quarters of record U.S. O&P and International revenue. With more than 10% of authorizations and orders in the fourth quarter generated by referrals under the MyoConnect program, recurring patient sources represented 42% of fourth quarter revenue, compared with 26% in the prior year quarter.
•
New Marketing Strategy: A new advertising agency has been retained to implement a comprehensive social media strategy to support both direct-to-patient advertising as well as the MyoConnect program and O&P channel building efforts. New television and social media ad placements have already been launched.
•
Randomized Controlled Trial: The Company is partnering with the University of Utah to conduct a 50-subject randomized controlled trial to evaluate the clinical impact of the MyoPro compared to usual care therapy. Subjects will be followed for six months to assess changes in validated functional outcome measures.
•
Improving Gross Margin: Gross margin expanded by 480 basis points sequentially driven by higher sales volume. Efforts are underway to reduce material costs by approximately 20%, with the full benefit from these initiatives expected to be realized by the second half of 2026.

Financial Results

	For the Three Months Ended December 31,		Period- to-Period Change		For the Year Ended December 31,		Period- to-Period Change
	2025	2024	$	%	2025	2024	$	%
Revenue	$11,353,296	$12,068,456	$(715,160)	(6)%	$40,928,042	$32,551,199	$8,376,843	26%
Cost of revenue	3,569,021	3,453,224	115,797	3	14,039,718	9,365,856	4,673,862	50
Gross profit	$7,784,275	$8,615,232	$(830,957)	(10)%	$26,888,324	$23,185,343	$3,702,981	16%
Gross margin	68.6%	71.4%		(2.8)%	65.7%	71.2%		(5.5)%

Revenue: Revenue for the fourth quarter of 2025 was $11.4 million, down 6% compared with the fourth quarter of 2024, reflecting a modest decrease in the number of revenue units and a lower average selling price ("ASP"). Myomo recognized revenue on 208 MyoPro units in the quarter, down 5% over the same period a year ago. ASP was approximately $54,600, down 1% versus the comparable period in the prior year. Medicare Part B patients represented 49% of fourth quarter 2025 revenue. 2025 revenue was $40.9 million, up 26% compared with 2024.

Gross Margin: Gross margin for the fourth quarter of 2025 was 68.6%, compared with 71.4% for the fourth quarter of 2024. The decrease was driven primarily by the lower ASP, an unfavorable change in overhead capitalized to inventory compared to the prior year and higher warranty costs. 2025 gross margin was 65.7%, compared with 71.2% for 2024.

Operating Expenses: Operating expenses for the fourth quarter of 2025 were $10.6 million, an increase of 19% compared with the fourth quarter of 2024. The increase was primarily due to higher sales. clinical and marketing spending, including higher advertising expense. Cost per pipeline add was $3,039, up 148% compared with the same period a year ago. A new marketing program supported by a new agency has been implemented for 2026. 2025 operating expenses were $41.3 million, an increase of 40% compared with 2024.

Operating and Net Loss: Operating loss for the fourth quarter of 2025 was $2.8 million, compared with an operating loss of $0.2 million for the fourth quarter of 2024. During the fourth quarter of 2025, the Company incurred $1.0 million in other non-operating expenses, reflecting one-time expenses associated with the refinancing of its debt facility, interest expense and an unfavorable mark-to-market adjustment on derivative liabilities bifurcated from the term loan facility with Avenue Capital. Net loss for the fourth quarter of 2025 was $3.8 million, or $0.09 per share, compared with a net loss of $0.3 million, or $0.01 per share, for the fourth quarter of 2024. Operating loss for 2025 was $14.4 million, compared with an operating loss of $6.2 million for 2024. Net loss for 2025 was $15.6 million, or $0.37 per share, compared with a net loss of $6.2 million, or $0.16 per share, for 2024.

Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2025 was $(1.9) million, compared with $0.2 million for the fourth quarter of 2024. Adjusted EBITDA for 2025 was $(11.5) million, compared with $(5.1) million for 2024. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Cash, Cash Equivalents and Cash Flows: Cash, cash equivalents and short-term investments as of December 31, 2025 were $18.4 million. Cash used in operating activities was $1.1 million for the fourth quarter of 2025, compared with $3.4 million generated from operating activities in the fourth quarter of 2024.

Business Outlook

"We expect 2026 to be a transition year as we focus on growing revenues from recurring patient sources, including the U.S and German O&P channels, and generating more referrals from our MyoConnect program, while reducing our dependence on advertising-driven revenue," said Gudonis. "We expect full year 2026 revenue to be in the range of $43 million to $46 million. We also intend to improve operating leverage, and expect the growth of operating expenses to be roughly half of the growth of revenue, while cutting the negative free cash flow, or cash burn, by roughly half compared with 2025. For the first quarter of 2026, we expect our historical seasonal pattern to continue, with revenue in the range of $9.0 million to $9.5 million."

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until March 23, 2026 at 855-669-9658 (U.S. and Canada toll-free) or 412-317-0088 (International), with passcode 8067458.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for first quarter and full year 2026 revenue, operating expenses and cash flows, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our dependence on external sources for the financing of our operations;
•
our ability to scale the business to achieve positive cash flow from operations;
•
our revenue concentration with patients who carry Medicare Part B;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our expectations as to our product development programs, including improving our existing products and developing new products;
•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

Myomo:

ir@myomo.com

Alliance Advisors IR:

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	11,353,296	12,068,456	40,928,042	32,551,199

Cost of revenue	3,569,021	3,453,224	14,039,718	9,365,856
Gross profit	7,784,275	8,615,232	26,888,324	23,185,343
Operating expenses:
Research and development	1,624,824	1,559,704	6,943,838	4,772,013
Selling, clinical, and marketing	5,501,162	3,696,748	20,385,098	12,236,910
General and administrative	3,432,047	3,604,094	13,961,235	12,383,118
	10,558,033	8,860,546	41,290,171	29,392,041

Loss from operations	(2,773,758)	(245,314)	(14,401,847)	(6,206,698)

Other expense (income)
Interest expense (income), net	739,629	(70,031)	450,832	(388,586)
Change in fair value of derivative liabilities	216,673	—	216,673	—
	956,302	(70,031)	667,505	(388,586)

Loss before income taxes	(3,730,060)	(175,283)	(15,069,352)	(5,818,112)
Income tax expense (benefit)	83,879	84,798	504,532	365,617
Net loss	$(3,813,939)	$(260,081)	$(15,573,884)	$(6,183,729)

Weighted average number of common shares outstanding:
Basic and diluted	42,205,413	38,905,739	41,855,607	37,758,837
Net loss per share attributable to common stockholders
Basic and diluted	$(0.09)	$(0.01)	$(0.37)	$(0.16)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$14,132,027	$24,372,373
Short-term investments	4,261,782	492,990
Accounts receivable, net	4,096,327	3,825,291
Inventories	3,123,089	3,165,965
Prepaid expenses and other current assets	1,943,860	933,377
Total Current Assets	27,557,085	32,789,996
Restricted cash	575,000	375,000
Operating lease assets with right of use, net	6,679,349	7,584,663
Equipment, net	2,212,901	1,330,008
Software development costs	1,590,864	—
Other assets	21,374	164,412
Total Assets	$38,636,573	$42,244,079
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	5,819,767	9,021,817
Current operating lease liability	494,662	748,021
Taxes payable	813,260	318,885
Deferred revenue	218,222	83,115
Warrant derivative liability	999,418	—
Total Current Liabilities	8,345,329	10,171,838
Non-current operating lease liability, net of current	7,665,622	7,358,184
Long-term debt, net of discount	11,222,155	—
Total Liabilities	27,233,106	17,530,022
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,847	3,439
Additional paid-in capital	129,929,989	127,846,026
Accumulated other comprehensive (loss) income	164,517	(14,406)
Accumulated deficit	(118,688,422)	(103,114,538)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	11,403,467	24,714,057
Total Liabilities and Stockholders’ Equity	$38,636,573	$42,244,079

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Year Ended December 31,	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,573,884)	$(6,183,729)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	859,354	205,910
Stock-based compensation	2,084,042	874,438
Accretion of discount on short-term investments	(43,012)	(118,598)
Credit losses	158,012	43,657
Amortization of final payment fees on old debt	215,000	—
Amortization of right-of-use assets	905,314	571,061
Amortization of deferred offering costs	520,419	41,552
Change in fair value of derivative liabilities	216,673	41,552
Other non-cash charges, net	3,772	16,020
Changes in operating assets and liabilities:
Accounts receivable	376,966	(1,559,604)
Inventories	(662,680)	(1,395,042)
Prepaid expenses and other current assets	(1,300,998)	(887,525)
Other assets	6,512	84,773
Accounts payable and accrued expenses	(2,902,860)	4,693,127
Operating lease liabilities	54,079	(503,543)
Deferred revenue	135,108	74,604
Income tax payable	436,729	236,721
Tenant improvement allowance	—	516,274
Net cash used in operating activities	(14,511,454)	(3,289,904)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(7,057,968)	259,981
CASH PROVIDED BY FINANCING ACTIVITIES	11,427,379	20,932,429
Effect of foreign exchange rate changes on cash	101,697	(26,439)

Net increase in cash, cash equivalents and restricted cash	(10,040,346)	17,876,067

Cash, cash equivalents and restricted cash, beginning of period	24,747,373	6,871,306

Cash, cash equivalents and restricted cash, end of period	$14,707,027	$24,747,373

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
GAAP net loss	$(3,813,939)	$(260,081)	$(15,573,884)	$(6,183,729)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense (income), net	739,629	(70,031)	450,832	(388,586)
Depreciation expense	263,264	91,565	859,354	205,910
Stock-based compensation	564,959	321,858	2,084,042	874,438
Change in fair value of derivative liabilities	216,673	—	216,673	—
Income tax expense	83,879	84,798	504,532	365,617
Adjusted EBITDA	$(1,945,535)	$168,109	$(11,458,451)	$(5,126,350)

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